Exhibit 99.1

MAA
Centennial Park
Simpson

MAA

Earnings Release | Supplemental Data | Second Quarter 2020

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5

Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2020 Acquisition Activity (Through June 30, 2020) & Investments In Unconsolidated Real Estate Entities

S-8
Debt and Debt Covenants as of June 30, 2020	S-9
Credit Ratings/Common Stock	S-11
COVID-19 Update	S-12
Investor Relations Data	S-13

OVERVIEW

MAA REPORTS SECOND QUARTER RESULTS

GERMANTOWN, TN, July 29, 2020/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended June 30, 2020.

Net Income Available for Common Shareholders

For the quarter ended June 30, 2020, net income available for MAA common shareholders was $74.1 million, or $0.65 per diluted common share, compared to $61.0 million, or $0.53 per diluted common share, for the quarter ended June 30, 2019.  Results for the quarter ended June 30, 2020, included $11.7 million, or $0.10 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and $4.3 million, or $0.04 per diluted common share, of non-cash income, net of tax, related to gains recognized from an unconsolidated limited partnership.  Results for the quarter ended June 30, 2019, included $4.6 million, or $0.04 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares.

For the six months ended June 30, 2020, net income available for MAA common shareholders was $109.9 million, or $0.96  per diluted common share, compared to $123.7 million, or $1.09 per diluted common share, for the six months ended June 30, 2019.  Results for the six months ended June 30, 2020, included $15.9 million, or $0.14 per diluted common share, of non-cash expense related to the fair value adjustment of the embedded derivative in the preferred shares and $4.2 million, or $0.04 per diluted common share, of non-cash income, net of tax, related to gains recognized from an unconsolidated limited partnership.  Results for the six months ended June 30, 2019, included $4.1 million, or $0.04 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares.

Core Funds from Operations (FFO) and FFO

Core FFO, which adjusts FFO for items that are not considered part of MAA’s core business operations, for the quarter ended June 30, 2020 was $188.9 million, or $1.59 per diluted common share and unit, or per Share, as compared to $180.8 million, or $1.53 per Share, for the quarter ended June 30, 2019. For the quarter ended June 30, 2020, FFO was $202.6 million, or $1.71 per Share, compared to $185.7 million, or $1.57 per Share, for the quarter ended June 30, 2019.  FFO results for the quarter ended June 30, 2020, included $11.7 million, or $0.10 per Share, of non-cash income related to the fair value adjustment of the embedded derivative in the preferred shares and $4.3 million, or $0.04 per Share, of non-cash income, net of tax, related to gains recognized from an unconsolidated limited partnership. FFO results for the quarter ended June 30, 2019, included $4.6 million, or $0.04 per Share, of non-cash income related to the embedded derivative in the preferred shares.

Core FFO for the six months ended June 30, 2020 was $380.1 million, or $3.21 per Share, as compared to $358.2 million, or $3.03 per Share, for the six months ended June 30, 2019. For the six months ended June 30, 2020, FFO was $364.7 million, or $3.08 per Share, compared to $372.1 million, or $3.15 per Share, for the six months ended June 30, 2019.  FFO results for the six months ended June 30, 2020, included $15.9 million, or $0.14 per Share, of non-cash expense related to the fair value adjustment of the embedded derivative in the preferred shares and $4.2 million, or $0.04 per Share, of non-cash income, net of tax, related to gains recognized from an unconsolidated limited partnership.  FFO results for the six months ended June 30, 2019, included $4.1 million, or $0.03 per Share, of non-cash income related to the embedded derivative in the preferred shares.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Our second quarter results were better than expected.  While the country continues to work through challenges associated with COVID-19, MAA’s portfolio of high quality communities, well diversified across the Sunbelt markets, supported by a strong operating platform and a dedicated team of associates, is performing well.”

Second Quarter 2020 Highlights

•

Property revenues from the Same Store Portfolio increased 2.1% during the second quarter of 2020 as compared to the same period in the prior year.  Results were driven by a 3.4% growth in Average Effective Rent per Unit for the Same Store Portfolio.

•	Property operating expenses for the Same Store Portfolio increased 2.4% during the second quarter of 2020 as compared to the same period in the prior year.
•	Net Operating Income, or NOI, from the Same Store Portfolio increased 2.0% during the second quarter of 2020 as compared to the same period in the prior year.
•	Resident turnover remained low as resident move outs for the Same Store Portfolio for the second quarter of 2020 was 46.3% on a rolling twelve month basis.

•	During the second quarter of 2020, MAA completed the development of Copper Ridge II in the Fort Worth, TX market.
•

As of the end of the second quarter of 2020, MAA had six properties under development, representing 1,940 units once complete, with a total projected cost of $459.5 million and an estimated $243.7 million remaining to be funded.

•	During the second quarter of 2020, MAA completed the initial lease-up of Sync 36 II in the Denver, CO market.
•

As of the end of the second quarter of 2020, MAA had two properties in their initial lease-up with physical occupancy averaging 63.3%.  One property is expected to stabilize in the fourth quarter of 2020 and the other property is expected to stabilize in the second quarter of 2021.

COVID-19 Developments

In these unprecedented times, MAA believes the best way it can help its residents is to work with those who have lost wages or compensation due to the COVID-19 pandemic so that they can remain in their homes.  MAA has offered these impacted residents amendments to their leases that provided varying degrees of payment flexibility with respect to April, May, June and July rent and waived late fees and interest charges under the original lease for rent that was deferred under a lease amendment.

MAA’s on-site leasing offices have remained open throughout the COVID-19 pandemic.  As governmental authorities began issuing orders and directives to combat the spread of COVID-19, MAA’s leasing offices transitioned to operate on a virtual basis, with full staff still on-site to continue serving current and prospective new residents.  To support its associates who continued to work on-site on a daily basis, MAA provided those associates with enhanced leave and sick time policies, enhanced flextime arrangements and additional COVID-19 paid time off, among other benefits.  In addition, MAA made modifications to its health and retirement plans to assist all of its associates and their families during this time of crisis.  In May, MAA resumed normal operations at its on-site leasing offices, once again permitting public access and walk-in traffic, subject to social distancing restrictions.  Likewise, in May, MAA began reopening property amenities as permitted by governmental orders, directives and guidelines.

MAA’s balance sheet remains very strong, with low leverage, significant availability from its unsecured revolving credit facility, and limited near-term debt maturities and funding obligations. Operating metrics for the second quarter of 2020 and the month of July (through July 27, 2020) include the following:

•

Through July 27, 2020, rent cash collections and promises to pay under lease amendments signed by residents financially impacted by COVID-19, combined, represented 99.4% of billed residential rent for the second quarter of 2020.

•

Through July 27, 2020, rent cash collections represented 98.1% of billed residential rent for July 2020.  This compares to 96.4% average cash collections of April, May and June rents through the 27th of each such month. Rent cash collections and promises to pay under lease amendments signed by residents financially impacted by COVID-19, combined, represented 98.4% of billed residential rent for July 2020. This compares to 98.7% average combined collections and deferrals of April, May and June rents through the 27th of each such month.

•	Through July 27, 2020, Average Physical Occupancy for the Same Store Portfolio was 95.3% for the month of July.

Additional metrics related to the impact of the COVID-19 pandemic on MAA’s business are included in the supplemental schedules accompanying this release.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 2.1% during the second quarter of 2020 was primarily a result of a 3.4% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Effective Rent per Unit growth was partially offset by lower Average Physical Occupancy and lower collections as compared to the more normal operating conditions during the second quarter of 2019. Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 1.2% during the second quarter of 2020.  Average Physical Occupancy for the Same Store Portfolio was 95.4% for the second quarter of 2020, as compared to 96.0% in the same period in the prior year.  Property operating expenses increased 2.4% for the second quarter of 2020 as compared to the same period in the prior year. This resulted in Same Store NOI growth of 2.0% for the second quarter of 2020 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 3.2% during the six months ended June 30, 2020 was primarily a result of a 3.8% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 1.8% during the six months ended June 30, 2020.  Average Physical Occupancy for the Same Store Portfolio was 95.6% for the six months ended June 30, 2020, as compared to 95.9% in the same period in the prior year.  Property operating expenses increased 2.8% for the six months ended June 30, 2020 as compared to the same period in the prior year. This resulted in Same Store NOI growth of 3.4% for the six months ended June 30, 2020 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

As of the end of the second quarter of 2020, MAA had six development communities under construction.  MAA expects to complete construction of one of these development communities in 2020, four in 2021 and one in 2022.  Total development costs for the six communities are projected to be $459.5 million, of which an estimated $243.7 million remained to be funded as of the end of the second quarter of 2020.  The expected average stabilized NOI yield on these communities is 6.1%. During the second quarter of 2020, MAA funded $57.4 million of construction costs on current and completed development projects.

During the second quarter of 2020, MAA completed construction on the Phase II multifamily apartment community expansion of Copper Ridge, located in Fort Worth, Texas, and that apartment community moved into MAA’s lease-up portfolio. As of the end of the second quarter of 2020, MAA had two apartment communities, representing a total of 439 units, remaining in initial lease-up: The Greene, located in Greenville, South Carolina and Copper Ridge II.  Physical occupancy for these lease-up projects averaged 63.3% at the end of the second quarter of 2020.

Acquisition and Disposition Activity

MAA did not acquire or dispose of any apartment communities, land parcels or commercial properties during the three months ended June 30, 2020.

Redevelopment Activity

MAA suspended its interior redevelopment activities as of the beginning of the second quarter as a result of COVID-19 shelter-in-place governmental directives, but MAA restarted these activities in May in accordance with governmental guidelines issued in connection with the reopening of the U.S. economy.  Upon restart, MAA continued its interior redevelopment program at select apartment communities throughout the portfolio.  During the second quarter of 2020, MAA redeveloped the interior of 655 units, bringing the total units renovated during the six months ended June 30, 2020 to 2,095 at an average cost of $6,601 per unit, achieving average rental rate increases of approximately 9.1% above non-renovated units. MAA’s SmartHome technology initiative (mobile control of lights, thermostat and security, as well as leak monitoring) was also suspended during the second quarter, after installing 8,017 units in the first quarter of 2020. MAA restarted this program in early July and expects to complete an additional 16,000 units by the end of 2020. The 8,017 units completed in the first quarter were installed at an average cost of approximately $1,350 per unit and achieved an average rent increase of $25 per unit.

During the second quarter of 2020, MAA continued its program to upgrade and reposition the amenity and common areas at select properties. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8% beginning in calendar year 2021.  During the second quarter of 2020, repositioning work continued at five of these properties and work was initiated on an additional three properties. Work will begin at the other two identified properties later this year or early in 2021 as market conditions stabilize.

Capital Expenditures

Recurring capital expenditures totaled $25.1 million for the second quarter of 2020, or approximately $0.21 per Share, as compared to $24.4 million, or $0.21 per Share, for the same period in the prior year.  These expenditures led to Core Adjusted Funds from Operations, or Core AFFO, of $1.38 per Share for the second quarter of 2020, compared to $1.32 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the second quarter of 2020 were $24.8 million, as compared to $29.9 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $139.0 million for the second quarter of 2020, compared to $126.6 million for the same period in the prior year.

Recurring capital expenditures totaled $39.7 million for the six months ended June 30, 2020, or approximately $0.33 per Share, as compared to $36.9 million, or $0.31 per Share, for the same period in the prior year.  These expenditures led to Core AFFO of $2.88 per Share for the six months ended June 30, 2020, compared to $2.72 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the six months ended June 30, 2020 were $52.6 million, as compared to $55.7 million for the same period in the prior year. These expenditures led to FAD of $287.8 million for the six months ended June 30, 2020, compared to $265.5 million for the same period in the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Financing Activities

As of June 30, 2020, MAA had approximately $926.6 million of combined cash and available capacity under Mid-America Apartments, L.P.’s unsecured revolving credit facility, net of commercial paper borrowings.  Mid-America Apartments, L.P. (referred to as MAALP) is MAA’s operating partnership.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the second quarter of 2020 were $118.4 million, as compared to $113.4 million for the same period in the prior year.

Balance Sheet

As of June 30, 2020:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.2%;
•	Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.7%;
•	91.3% of total debt was fixed against rising interest rates for an average of approximately 7.7 years; and
•	Unencumbered NOI was 91.1% of total NOI.

106th Consecutive Quarterly Common Dividend Declared

MAA declared its 106th consecutive quarterly common dividend, which will be paid on July 31, 2020 to holders of record on July 15, 2020.  The current annual dividend rate is $4.00 per common share.

2020 Net Income per Diluted Common Share, Core FFO and Core AFFO per Share Guidance

As a result of the material change in broad economic conditions in the U.S., in late March MAA withdrew its calendar year 2020 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share.  Given continued higher than normal uncertainty in the outlook for the U.S. economy and a number of actions being considered by federal, state and local governments to help stop the spread of the COVID virus, and the potential for wide-ranging impact on rent collections, fees and occupancy, at this point MAA is not providing quarterly or full year 2020 guidance for Net income per diluted common share, Core FFO per Share or Core AFFO per Share.  The supplemental schedules accompanying this release include an update on certain second quarter of 2020 operating metrics as well as certain July 2020 operating metrics. MAA will continue to monitor conditions related to the COVID-19 pandemic and will reestablish full year guidance as more information becomes available. However, given the comparable stability of operating expenses, MAA does reconfirm that it expects Same Store Portfolio operating expense growth for the full year to fall within the range initially projected of 3.75% to 4.75%, as compared to 2019. As previously disclosed, pressures on real estate taxes and insurance along with the roll out of the Double Play bulk cable and internet program are driving the majority of the expected increase.

Supplemental Material and Conference Call

Supplemental data to this release can be found under the “Filings and Financials” navigation tab on the “For Investors” page of our website at www.maac.com. MAA will host a conference call to further discuss second quarter results on Thursday, July 30, 2020, at 9:00 AM Central Time.  The conference call-in number is 877-830-2596.  You may also join the live webcast of the conference call by accessing the “For Investors” page of our website at www.maac.com.  MAA’s filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of June 30, 2020, MAA had ownership interest in 102,105 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements regarding the potential impact of the COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “target,” “outlook,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•

inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;
•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory developments;
•	extreme weather, natural disasters, disease outbreak and public health events;
•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;
•	compliance costs associated with numerous federal, state and local laws and regulations, including those costs associated with laws requiring access for disabled persons; and
•	other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Rental and other property revenues	$413,026	$407,390	$831,124	$808,568

Net income available for MAA common shareholders	$74,140	$60,995	$109,866	$123,733

Total NOI (1)	$255,555	$253,248	$520,481	$505,049

Earnings per common share: (2)
Basic	$0.65	$0.53	$0.96	$1.09
Diluted	$0.65	$0.53	$0.96	$1.09

Funds from operations per Share - diluted: (2)
FFO (1)	$1.71	$1.57	$3.08	$3.15
Core FFO (1)	$1.59	$1.53	$3.21	$3.03
Core AFFO (1)	$1.38	$1.32	$2.88	$2.72

Dividends declared per common share	$1.00	$0.96	$2.00	$1.92

Dividends/Core FFO (diluted) payout ratio	62.9%	62.7%	62.3%	63.4%
Dividends/Core AFFO (diluted) payout ratio	72.5%	72.7%	69.4%	70.6%

Consolidated interest expense	$42,118	$45,936	$85,600	$91,636
Mark-to-market debt adjustment	58	86	92	171
Debt discount and debt issuance cost amortization	(1,190)	(1,835)	(2,380)	(3,640)
Capitalized interest	1,628	705	3,019	1,093
Total interest incurred	$42,614	$44,892	$86,331	$89,260

Amortization of principal on notes payable	$1,743	$1,825	$3,483	$3,672

(1)

A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.

(2)	See the “Share and Unit Data” section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	June 30, 2020	December 31, 2019
Gross Assets (1)	$14,338,256	$14,185,703
Gross Real Estate Assets (1)	$14,165,312	$13,996,700
Total debt	$4,472,608	$4,454,598
Common shares and units outstanding	118,423,860	118,313,567
Share price	$114.67	$131.86
Book equity value	$6,184,910	$6,303,590
Market equity value	$13,579,664	$15,600,827
Net Debt/Adjusted EBITDAre (2)	4.69x	4.71x

(1)	A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)

Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues:
Rental and other property revenues	$413,026	$407,390	$831,124	$808,568
Expenses:
Operating expenses, excluding real estate taxes and insurance	95,555	96,172	186,923	185,965
Real estate taxes and insurance	61,916	57,970	123,720	117,554
Depreciation and amortization	127,190	123,944	253,578	246,733
Total property operating expenses	284,661	278,086	564,221	550,252
Property management expenses	11,730	13,454	26,373	27,296
General and administrative expenses	10,557	10,398	23,821	22,735
Interest expense	42,118	45,936	85,600	91,636
(Gain) loss on sale of depreciable real estate assets	(2)	—	27	13
(Gain) loss on sale of non-depreciable real estate assets	(5)	(297)	371	(9,260)
Other non-operating (income) expense	(14,643)	(4,575)	13,889	(4,694)
Income before income tax expense	78,610	64,388	116,822	130,590
Income tax expense	(1,200)	(682)	(1,867)	(1,323)
Income from continuing operations before real estate joint venture activity	77,410	63,706	114,955	129,267
Income from real estate joint venture	318	435	725	832
Net income	77,728	64,141	115,680	130,099
Net income attributable to noncontrolling interests	2,666	2,224	3,970	4,522
Net income available for shareholders	75,062	61,917	111,710	125,577
Dividends to MAA Series I preferred shareholders	922	922	1,844	1,844
Net income available for MAA common shareholders	$74,140	$60,995	$109,866	$123,733

Earnings per common share - basic:
Net income available for common shareholders	$0.65	$0.53	$0.96	$1.09

Earnings per common share - diluted:
Net income available for common shareholders	$0.65	$0.53	$0.96	$1.09

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net Income Shares (1)
Weighted average common shares - basic	114,204	113,838	114,158	113,783
Effect of dilutive securities	234	249	324	211
Weighted average common shares - diluted	114,438	114,087	114,482	113,994
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,263	117,935	118,220	117,886
Weighted average common shares and units - diluted	118,423	118,139	118,383	118,079
Period End Shares And Units
Common shares at June 30,	114,365	114,043	114,365	114,043
Operating Partnership units at June 30,	4,059	4,090	4,059	4,090
Total common shares and units at June 30,	118,424	118,133	118,424	118,133

(1)

For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, expected to be filed with the SEC on or about July 30, 2020.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	June 30, 2020	December 31, 2019
Assets
Real estate assets:
Land	$1,910,655	$1,905,757
Buildings and improvements and other	11,960,028	11,841,978
Development and capital improvements in progress	196,824	116,424
	14,067,507	13,864,159
Less: Accumulated depreciation	(3,206,943)	(2,955,253)
	10,860,564	10,908,906
Undeveloped land	34,548	34,548
Investment in real estate joint venture	43,590	43,674
Real estate assets, net	10,938,702	10,987,128

Cash and cash equivalents	19,667	20,476
Restricted cash	15,927	50,065
Other assets	157,017	172,781
Total assets	$11,131,313	$11,230,450

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,849,784	$3,828,201
Secured notes payable	622,824	626,397
Accrued expenses and other liabilities	473,795	472,262
Total liabilities	4,946,403	4,926,860

Redeemable common stock	13,333	14,131

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,140	1,140
Additional paid-in capital	7,168,886	7,166,073
Accumulated distributions in excess of net income	(1,202,536)	(1,085,479)
Accumulated other comprehensive loss	(12,665)	(13,178)
Total MAA shareholders’ equity	5,954,834	6,068,565
Noncontrolling interests - Operating Partnership units	209,894	214,647
Total Company’s shareholders’ equity	6,164,728	6,283,212
Noncontrolling interests - consolidated real estate entities	6,849	6,247
Total equity	6,171,577	6,289,459
Total liabilities and equity	$11,131,313	$11,230,450

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net income available for MAA common shareholders	$74,140	$60,995	$109,866	$123,733
Depreciation and amortization of real estate assets	125,668	122,323	250,514	243,533
(Gain) loss on sale of depreciable real estate assets	(2)	—	27	13
Depreciation and amortization of real estate assets of real estate joint venture	153	166	305	311
Net income attributable to noncontrolling interests	2,666	2,224	3,970	4,522
Funds from operations attributable to the Company	202,625	185,708	364,682	372,112
(Income) loss on embedded derivative in preferred shares (1)	(11,693)	(4,594)	15,945	(4,070)
(Gain) loss on sale of non-depreciable real estate assets	(5)	(297)	371	(9,260)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(4,262)	179	(4,185)	324
Net casualty (gain) loss and other settlement proceeds (1)	(151)	(309)	696	(1,853)
Loss (gain) on debt extinguishment (1)	—	47	(1)	55
Non-routine legal costs and settlements (1)	—	200	40	1,016
COVID-19 related costs (1)	2,411	—	2,607	—
Mark-to-market debt adjustment (3)	(58)	(86)	(92)	(171)
Core funds from operations	188,867	180,848	380,063	358,153
Recurring capital expenditures	(25,118)	(24,358)	(39,692)	(36,918)
Core adjusted funds from operations	163,749	156,490	340,371	321,235
Redevelopment capital expenditures	(10,075)	(14,826)	(24,023)	(27,271)
Revenue enhancing capital expenditures	(8,447)	(9,813)	(16,375)	(17,852)
Commercial capital expenditures	(1,143)	(1,037)	(1,538)	(2,456)
Other capital expenditures	(5,086)	(4,187)	(10,676)	(8,164)
Funds available for distribution	$138,998	$126,627	$287,759	$265,492

Dividends and distributions paid	$118,407	$113,373	$236,744	$226,644

Weighted average common shares - diluted	114,438	114,087	114,482	113,994
FFO weighted average common shares and units - diluted	118,423	118,139	118,383	118,079

Earnings per common share - diluted:
Net income available for common shareholders	$0.65	$0.53	$0.96	$1.09

Funds from operations per Share - diluted	$1.71	$1.57	$3.08	$3.15
Core funds from operations per Share - diluted	$1.59	$1.53	$3.21	$3.03
Core adjusted funds from operations per Share - diluted	$1.38	$1.32	$2.88	$2.72

(1)	Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)	For the three and six months ended June 30, 2020, $5.0 million and $4.9 million, respectively, of gains from unconsolidated limited partnerships are offset by $0.7 million of income tax expense.
(3)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Operating Income
Same Store NOI	$242,713	$249,287	$238,016	$492,000	$475,854
Non-Same Store and Other NOI	12,842	15,639	15,232	28,481	29,195
Total NOI	255,555	264,926	253,248	520,481	505,049
Depreciation and amortization	(127,190)	(126,388)	(123,944)	(253,578)	(246,733)
Property management expenses	(11,730)	(14,643)	(13,454)	(26,373)	(27,296)
General and administrative expenses	(10,557)	(13,264)	(10,398)	(23,821)	(22,735)
Interest expense	(42,118)	(43,482)	(45,936)	(85,600)	(91,636)
Gain (loss) on sale of depreciable real estate assets	2	(29)	—	(27)	(13)
Gain (loss) on sale of non-depreciable real estate assets	5	(376)	297	(371)	9,260
Other non-operating income (expense)	14,643	(28,532)	4,575	(13,889)	4,694
Income tax expense	(1,200)	(667)	(682)	(1,867)	(1,323)
Income from real estate joint venture	318	407	435	725	832
Net income attributable to noncontrolling interests	(2,666)	(1,304)	(2,224)	(3,970)	(4,522)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(1,844)	(1,844)
Net income available for MAA common shareholders	$74,140	$35,726	$60,995	$109,866	$123,733

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	December 31, 2019
Net income	$77,728	$64,141	$352,199	$366,618
Depreciation and amortization	127,190	123,944	503,688	496,843
Interest expense	42,118	45,936	173,811	179,847
Income tax expense	1,200	682	4,240	3,696
EBITDA	248,236	234,703	1,033,938	1,047,004
Gain on sale of depreciable real estate assets	(2)	—	(80,974)	(80,988)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	336	339	1,346	1,351
EBITDAre	248,570	235,042	954,310	967,367
(Gain) loss on embedded derivative in preferred shares (1)	(11,693)	(4,594)	2,129	(17,886)
Gain on sale of non-depreciable real estate assets	(5)	(297)	(2,416)	(12,047)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(4,262)	179	(7,463)	(2,954)
Net casualty gain and other settlement proceeds (1)	(151)	(309)	(841)	(3,390)
Loss on debt extinguishment (1)	—	47	197	253
Non-routine legal costs and settlements (1)	—	200	1,300	2,276
COVID-19 related costs (1)	2,411	—	2,607	—
Mark-to-market debt adjustment (3)	(58)	(86)	(177)	(256)
Adjusted EBITDAre	$234,812	$230,182	$949,646	$933,363
(1)	Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)

For the three and twelve months ended June 30, 2020, $5.0 million and $9.1 million, respectively, of gains from unconsolidated limited partnerships are offset by $0.7 million and $1.6 million, respectively, of income tax expense.  For the twelve months ended December 31, 2019, $3.8 million of gains from unconsolidated limited partnerships are offset by $0.9 million of income tax expense.

(3)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	June 30, 2020	December 31, 2019
Unsecured notes payable	$3,849,784	$3,828,201
Secured notes payable	622,824	626,397
Total debt	4,472,608	4,454,598
Cash and cash equivalents	(19,667)	(20,476)
1031(b) exchange proceeds included in Restricted cash (1)	—	(33,843)
Net Debt	$4,452,941	$4,400,279

(1)	Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	June 30, 2020	December 31, 2019
Total assets	$11,131,313	$11,230,450
Accumulated depreciation	3,206,943	2,955,253
Gross Assets	$14,338,256	$14,185,703

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	June 30, 2020	December 31, 2019
Real estate assets, net	$10,938,702	$10,987,128
Accumulated depreciation	3,206,943	2,955,253
Cash and cash equivalents	19,667	20,476
1031(b) exchange proceeds included in Restricted cash (1)	—	33,843
Gross Real Estate Assets	$14,165,312	$13,996,700

(1)	Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions.  FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

OTHER KEY DEFINITIONS (Continued)

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been identified for disposition, communities that have undergone a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP’s bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com